Filed Pursuant to Rule 433
Registration Statement No. 333-282565

AUTOCALLABLE STRATEGIC ACCELERATED REDEMPTION SECURITIES®

Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Three Technology Sector Stocks

Issuer

The Bank of Nova Scotia (“BNS”)

Principal Amount

$10.00 per unit

Term

Approximately three years, if not called earlier

Market Measure

An approximately equally weighted basket of three technology sector stocks comprised of the common stock of each of Microsoft Corporation (Bloomberg symbol: “MSFT”), Oracle Corporation (Bloomberg symbol: “ORCL”) and ServiceNow, Inc. (Bloomberg symbol: “NOW”) (each, a “Basket Stock”).

Automatic Call

The notes will be called automatically if the Observation Level of the Market Measure on either of the Observation Dates is equal to or greater than the Call Level

Observation Level

The value of the Market Measure on any Observation Date

Observation Dates

Approximately one, two and three years from the pricing date

Call Level

100.00% of the Starting Value

Call Amounts

[$11.85 to $11.95] if called on the first Observation Date, [$13.70 to $13.90] if called on the second Observation Date, [$15.55 to $15.85] if called on the final Observation Date, each to be determined on the pricing date

Payout Profile at Maturity

If the notes are not called, 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal amount at risk

Threshold Value

100.00% of the Starting Value

Investment Considerations

This investment is designed for investors who anticipate that the Observation Level of the Market Measure on at least one of the Observation Dates will be equal to or greater than the Call Level and, in that case, are willing to have their notes called. This investment is also designed for investors who are willing to accept that their return on their investment will be capped at the applicable Call Premium, take full downside risk and forgo interim interest payments.

Preliminary Offering Documents

http://www.sec.gov/Archives/edgar/data/9631/000183988226023719/bns_fwp-14538.htm

Exchange Listing

No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

●If the notes are not automatically called, your investment will result in a loss; there is no guaranteed return of principal.

●Payments on the notes are subject to the credit risk of BNS, and actual or perceived changes in the creditworthiness of BNS are expected to affect the value of the notes. If BNS becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

●Changes in the price of one of the Basket Stocks may be offset by changes in the prices of the other Basket Stocks.

●The initial estimated value of the notes on the pricing date will be less than their public offering price.

●If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

●If called, your return on the notes is limited to the applicable Call Premium.

●You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive any shares of the Basket Stocks or dividends or other distributions by the Underlying Companies.

●We do not control any Underlying Company and are not responsible for any disclosure made by any other company. The companies included in the Basket will have no obligations relating to the notes.

●Payments on the notes will not be adjusted for all corporate events that could affect the Basket Stocks.

●The Basket Stocks are concentrated in one sector.

●An investment in the notes is subject to risks associated with investing in stocks in the information technology sector.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

The Bank of Nova Scotia (“BNS”) has filed a registration statement (which includes a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BNS has filed with the SEC for more complete information about BNS and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. BNS’s Central Index Key, or CIK, on the SEC website is 9631. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BNS faces risks that are specific to its business, and we encourage you to carefully consider these risks before making an investment in its securities.